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                                                                    EXHIBIT 99.1


Contact:          Bob Marlowe
                  Chief Financial Officer
                  (615) 264-8000



                   SHOLODGE ANNOUNCES CONSUMMATION OF THE SALE
                       OF 16 SHONEY'S INNS FOR $90 MILLION

Hendersonville, Tennessee (September 4, 1998) - ShoLodge, Inc. (Nasdaq/NM:LODG) today announced that it has completed the sale of 16 of its company-owned Shoney's Inns (2,051 rooms) to Capitol Lodging Management Corporation (CLMC) of Granville, Ohio, previously announced on August 3, 1998, for a gross sales price of $90 million, or $44,000 per room. The sales price consists of $22.5 million in cash with the balance of $67.5 million in the form of interest-bearing promissory notes with interest only through July 30, 2000. $7.7 million of the principal will be due in March 1999, and the remaining $59.8 million will be payable beginning July 31, 2000, based upon a 25-year amortization schedule with a final maturity of July 30, 2003. The cash proceeds were used primarily to reduce indebtedness and for general corporate purposes. CLMC commenced operation of the inns on August 1, 1998, and escrowed cash of $22.5 million at that time. ShoLodge has been earning interest on the promissory notes and escrowed cash effective August 1, 1998. The 16 Shoney's Inns are located in Tennessee (4), Louisiana (4), Florida (2), Georgia (1), North Carolina (1), Delaware (1), Alabama (1), Mississippi (1), and Missouri (1). ShoLodge will record an after-tax gain of approximately $20 million on the sale of the 16 inns in the third quarter.

                  Commenting on the transaction, Leon Moore, chief executive officer of ShoLodge, said, "We are pleased to welcome CLMC as our new and largest franchisee of Shoney's Inns. All 16 will remain as Shoney's Inns under license agreements with ShoLodge and will be managed by CLMC. The president of CLMC, Ronald L. Marcou, is very familiar to us and is well respected throughout our company and the industry. Ron served as vice president and director of operations for ShoLodge for nearly ten years until mid-1997, with management responsibility for all of the company-owned and managed Shoney's Inns, as well as working with other franchisees.

                  Ron Marcou commented, "Capitol Lodging is excited about this opportunity and plans to help ShoLodge further expand the Shoney's Inn chain."

                  Leon Moore went on to say, "Our plan is to consider additional opportunities to sell our other 15 company-owned Shoney's Inns, comprising 1,743 rooms, in order to continue our




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strategy of owning, developing and operating Sumner Suites and to grow our
Shoney's Inns brand through franchising. There are currently 74 Shoney's Inns (of which 15 are company-owned) with a total of 7,188 rooms. Another eight franchised inns are under construction and should be opening this year. Thus far this year, four company-owned Sumner Suites have opened, and another six are under construction and should be opening this year."

                  ShoLodge owns, develops and operates the Sumner Suites brand of hotels and owns, develops, operates and franchises Shoney's Inns and Shoney's Inns & Suites.

                  This press release contains forward-looking statements relating to certain matters which reflect management's best judgment based on factors currently known and involve risks and uncertainties. Actual results could differ materially from the anticipated results or expectations expressed in the Company's forward-looking statements. Forward-looking information provided by the Company pursuant to the safe harbor established under the Private Securities Litigation Reform Act of 1995 should be evaluated in the context of these factors which are contained in the Company's Securities and Exchange Commission ("SEC") filings, including its periodic reports filed under the Securities Exchange Act of 1934, as amended. Copies of these filings are available upon request from the Company. In addition, the Company disclaims any intent or obligation to update these forward-looking statements.


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